Parexel guidance issued 05/03/17 Q4 Guidance Revenue $531-$545 Million GAAP Diluted EPS $0.57-$0.71 Non-GAAP Diluted EPS* $0.87-$1.01 FY17 Guidance Revenue $2.09-$2.11 Billion GAAP Diluted EPS $2.04-$2.18 Non-GAAP Diluted EPS* $3.17-$3.31 Guidance Issued 05/03/17 * Reflects acquisition of the Medical Affairs Company, excluding impacts of purchase accounting adjustments